Exhibit 99.1

Investor Relations Contact

Michelle Ahlmann, 650.603.5200

Public Relations Contact

Dave Peterson, 650.603.5200

Mercury Granted Extension from NASDAQ

Mountain View, CA, November 29, 2005 – Mercury Interactive Corporation (NASDAQ: MERQE) today announced that the NASDAQ Listing Qualifications Panel has granted the Company an extension of time until January 3, 2006 in which to file its quarterly reports on Form 10-Q for the periods ended June 30, 2005 and September 30, 2005, all required restated and other financial statements for previous periods, and to otherwise meet all necessary listing standards of The NASDAQ National Market.

The latest extension was granted as a result of a revised plan of compliance submitted by the Company to the Panel on November 15, 2005. It is a requirement of the Panel’s decision that through January 3, 2006, the Company provide prompt notification to the Panel of any significant events that occur during this time, including any event that may call into question the Company’s historical financial information or that may impact the Company’s ability to maintain compliance with any NASDAQ listing requirement or the January 3, 2006 deadline. In addition, any compliance document prepared by the Company will be subject to review by the Panel, which may, in its discretion, request additional information before determining that the Company has complied with the terms of the Panel’s decision. There can be no assurance that the Company will be able to meet the January 3, 2006 deadline established by the Panel. In granting the Company’s request, the Panel noted that it would not entertain further extension requests should the Company be unable to make its filings by the January 3, 2006 deadline. If the Company is unable to comply with the conditions for continued listing required by the Panel, the Company’s shares of common stock are subject to immediate delisting from The NASDAQ National Market. The Company would have the option to request that the NASDAQ Listing and Review Council review any decision to delist its shares from The NASDAQ National Market, but cannot provide any assurance that its request would be successful. Any such request would not stay a decision to delist the Company’s shares.

During the extension period, the Company’s common stock will continue to be listed on The NASDAQ National Market under the trading symbol: MERQE.

Mercury Granted Extension from NASDAQ

About Mercury

Mercury Interactive Corporation (NASDAQ: MERQE), the global leader in business technology optimization (BTO) software, is committed to helping customers optimize the business value of information technology. Founded in 1989, Mercury conducts business worldwide and is one of the largest enterprise software companies today. Mercury provides software and services for IT Governance, Application Delivery, and Application Management. Customers worldwide rely on Mercury offerings to govern the priorities, processes and people of IT and test and manage the quality and performance of business-critical applications. Mercury BTO offerings are complemented by technologies and services from global business partners. For more information, please visit www.mercury.com.

Forward Looking Statements

This press release contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties concerning Mercury’s expected financial performance, as well as Mercury’s future business prospects and product and service offerings. Mercury’s actual results may differ materially from the results predicted or from any other forward-looking statements made by, or on behalf of, Mercury and reported results should not be considered as an indication of future performance. Potential risks and uncertainties include, among other things: 1) the timing of completion of the Company’s review, restatement and filing of its historical financial statements and the filing of its quarterly reports on Form 10-Q for the second and third quarters of fiscal year 2005, 2) the impact of the expensing of stock options and stock purchases under Mercury’s employee stock purchase program pursuant to Financial Accounting Standards Board’s Statement 123 including, without limitation, the impact of the restatement, 3) the impact of the resignations of Amnon Landan, Douglas Smith and Susan Skaer, 4) the possibility that the trustee for Mercury’s Zero Coupon Senior Convertible Notes due 2008 (the 2003 Notes) and 4.75% Convertible Subordinated Notes due 2007 (the 2000 Notes and, together with the 2003 Notes, the Notes) or the holders of at least 25% of the outstanding principal amount of the 2000 or the 2003 Notes may, if the Company does not file its historical financial statements and periodic reports by March 31, 2006, cause acceleration of repayment of the entire principal amount and accrued interest on such Notes, 5) the nature and scope of the ongoing SEC investigation, 6) the substantial risk that the Company will not be able to complete its quarterly reports on Form 10-Q for the periods ended June 30, 2005 and September 30, 2005 and all required restated and other financial statements for previous periods by January 3, 2006 and, if the Company fails to complete such reports by January 3, 2006 and is therefore delisted, that the Company will not achieve relisting by The NASDAQ National Market, 7) the effect of any

Mercury Granted Extension from NASDAQ

third party litigation arising out of the Special Committee investigation, 8) costs incurred by Mercury in connection with the Special Committee investigation and the SEC investigation, 9) the mix of perpetual and term licenses and the effect of the timing of recognition of revenue from products sold under the term licenses, 10) the impact of the transition in Europe, 11) the amount of restructuring charges incurred by Mercury in the third quarter of fiscal year 2005, 12) dependence of Mercury’s growth on the continued success and acceptance of its existing and new software products and services and on the success of its BTO strategy, and 13) the additional risks and important factors described in Mercury’s SEC reports, including the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, which is available at the SEC’s website at http://www.sec.gov. All of the information in this press release is made as of November 29, 2005, and Mercury undertakes no duty to update this information.

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Mercury, Mercury Interactive and the Mercury logo are trademarks of Mercury Interactive Corporation and may be registered in certain jurisdictions. Other product and company names are used herein for identification purposes only, and may be trademarks of their respective companies.